Exhibit 99.1


        Catalyst Semiconductor to Report Fiscal 4th Quarter Results Later


    SUNNYVALE, Calif.--(BUSINESS WIRE)--June 14, 2006--Catalyst Semiconductor, Inc. (NASDAQ:CATS) today said it has postponed its rescheduled fiscal fourth quarter and year-end earnings news release and conference call from June 15, 2006 to a later date. The Company said the additional time would allow management to complete its year end reviews and approval of account balances and issue financial statements for the year ended April 30, 2006. The Company has experienced unforeseen delays due to certain changes in cost accounting that were implemented during the three months ended April 30, 2006. The Company has not yet set a new date for the earnings release and conference call and will issue a press release announcing the new date once it has been set.
    For the quarter ended April 30, 2006, Catalyst anticipates that its net revenues were approximately $14 million, as compared to net revenues of $14.4 million for the three months ended January 31, 2006 and net revenues of $16.3 for the three months ended April 30, 2005.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company produces analog and mixed signal products in addition to an extensive range of nonvolatile memories. The analog and mixed-signal product lines include Digitally Programmable Potentiometers (DPP(TM)), Microcontroller Supervisory circuits, White and Color LED Drivers and DC/DC converters. The memory product lines consist of Serial and Parallel EEPROMs, Flash and NVRAM. Catalyst devices are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include LCD displays, automotive instrumentation, optical networks, modems, wireless LANs, network cards, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001:2000 certified. All Catalyst products are available in "green" lead- and halogen-free versions with full RoHS compliance. For additional information about Catalyst Semiconductor, visit our website at: www.catsemi.com.

    Forward-Looking Statements

    Certain statements in this press release, including statements regarding Catalyst's expected net revenues and ability to complete its financial statements and file its Annual Report on Form 10-K, are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: any inability to complete the preparation of the Company's financial statements for the fiscal year ended April 30, 2006 in a timely manner, adjustments or other results from the audit of the Company's financials by its independent auditors and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.


    CONTACT: Catalyst Semiconductor, Inc.
             Rosa Vasquez, 408-542-1051 (Investor Relations)
             Fax: 408-542-1405
             rosa.vasquez@catsemi.com